Exhibit 4.2

JACOBS SOLUTIONS INC.,

as Issuer,

JACOBS ENGINEERING GROUP INC.,

as Guarantor, and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of March 3, 2026

Supplemental to Indenture dated as of February 16, 2023

THIRD SUPPLEMENTAL INDENTURE, dated as of March 3, 2026 (this “Third Supplemental Indenture”), made and entered into by and among Jacobs Solutions Inc., a Delaware corporation, having its principal office at 1999 Bryan Street, Suite 3500, Dallas, Texas 75201 (the “Issuer”), Jacobs Engineering Group, Inc., a Delaware corporation, having its principal office at 1999 Bryan Street, Suite 3500, Dallas, Texas 75201 (the “Guarantor”), and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”) under the indenture, dated as of February 16, 2023 (the “Indenture”) by and among the Issuer, the Guarantor and the Trustee.

WHEREAS, the Indenture provides for the issuance from time to time of Debt Securities, issuable for the purposes and subject to the limitations contained in the Indenture;

WHEREAS, Section 9.01(i) of the Indenture also provides that the Issuer, the Guarantor and the Trustee may enter into one or more indentures supplemental to the Indenture without the consent of any Holder to provide for the form or terms of Debt Securities of any series as permitted by Sections 2.01 and 2.03 of the Indenture;

WHEREAS, the Issuer has duly authorized the creation of two series of Debt Securities denominated (i) “4.750% Senior Notes due 2031” in the initial aggregate principal amount of $800,000,000 (the “2031 Notes”) and (ii) “5.375% Senior Notes due 2036” in the initial aggregate principal amount of $500,000,000 (the “2036 Notes” and, together with the 2031 Notes, the “Notes”);

WHEREAS, the entry into this Third Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture;

WHEREAS, the Issuer has duly authorized the execution and delivery of this Third Supplemental Indenture, and all things necessary have been done to make the Notes, when executed by the Issuer and authenticated and delivered hereunder and duly issued by the Issuer, the valid obligations of the Issuer, and to make this Third Supplemental Indenture a valid agreement of the Issuer, in accordance with their and its terms;

WHEREAS, the Guarantor has duly authorized the execution and delivery of this Third Supplemental Indenture, and all things necessary have been done to make the Guarantees of the Notes, the valid obligation of the Guarantor, and to make this Third Supplemental Indenture a valid agreement of the Guarantor, in accordance with their and its terms; and

WHEREAS, each of the Issuer and the Guarantor desires the Trustee to join with it in the execution and delivery of this Third Supplemental Indenture, and in accordance with Section 2.05, Section 9.03 and Section 12.05 of the Indenture, each of the Issuer and the Guarantor has duly adopted and delivered to the Trustee, resolutions of its Board of Directors authorizing the execution and delivery of this Third Supplemental Indenture, and has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that the execution of this Third Supplemental Indenture complies with Article IX of the Indenture and that all conditions precedent to its execution have been complied with, and the Indenture and this Third Supplemental Indenture are valid and binding upon the Issuer and the Guarantor and enforceable in accordance with their terms.

NOW, THEREFORE:

For and in consideration of the premises and purchase of the Debt Securities provided for herein by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I.

CERTAIN PROVISIONS OF GENERAL APPLICATION

SECTION 1.01 Definitions.

For all purposes of the Indenture and this Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1)	the terms defined in this Article I have the meanings assigned to them in this Article I;

(2)

the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Indenture and this Third Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(3)	capitalized terms used but not defined herein are used as they are defined in the Indenture.

“Alternate Offer” has the meaning set forth in Section 2.03(d) of this Third Supplemental Indenture.

“Attributable Indebtedness” with respect to a Sale/Leaseback Transaction means, as of the time of determination, the aggregate of the present values (discounted to such time of determination at a rate per annum set forth or implicit in the terms of the lease, as determined in good faith by the Issuer’s Board of Directors, compounded semi-annually) of the Net Amount of Rent required to be paid by the lessee under such lease during the remaining term thereof (including any period for which the lease has been extended).

“Business Day” means any day, other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a Place of Payment are authorized by law, regulation or executive order to remain closed.

“Change of Control” means the occurrence of any of the following after March 3, 2026:

(1)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Guarantor and its Subsidiaries or the Issuer and its Subsidiaries, in each case, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Issuer or any of its direct or indirect wholly owned Subsidiaries;

(2)

the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that a “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) directly or indirectly of more than 50% of the total voting power of the outstanding Voting Stock of the Issuer on a fully diluted basis;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Guarantor or the Issuer; or

(4)

the Issuer or the Guarantor consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Issuer or the Guarantor, pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or the Guarantor or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Issuer’s or the Guarantor’s shares of Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, Voting Stock of the surviving or transferee Person (or its parent) constituting a majority of the Voting Stock (measured by voting power rather than number of shares) of such surviving or transferee Person (or its parent) (immediately after giving effect to such issuance).

Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control solely because the Issuer or the Guarantor has become a direct or indirect wholly-owned subsidiary of a holding company or other Person if the direct or indirect holders of the Voting Stock of such holding company or other Person immediately following such transaction are substantially the same as the holders of the Issuer’s or the Guarantor’s, as the case may be, Voting Stock immediately prior to such transaction.

“Change of Control Offer” has the meaning set forth in Section 2.03(a) of this Third Supplemental Indenture.

“Change of Control Payment” has the meaning set forth in Section 2.03(a) of this Third Supplemental Indenture.

“Change of Control Payment Date” has the meaning set forth in Section 2.03(b) of this Third Supplemental Indenture.

“Change of Control Triggering Event” means, with respect to a series of Notes, (i) the rating of such Notes is lowered by both Rating Agencies at any time during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Issuer of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any Rating Agency has publicly announced that it is considering a possible ratings downgrade), and (ii) such series of Notes is rated below Investment Grade by both Rating Agencies on any day during the Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event shall be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Consolidated Net Worth” means, as of any date of determination and with respect to any Person, the Stockholders’ Equity of such Person and its Consolidated Subsidiaries on that date.

“Consolidated Subsidiaries” means, as of any date of determination and with respect to any Person, any Subsidiaries of that Person whose financial data is, in accordance with GAAP, reflected in that Person’s consolidated financial statements.

“Event of Default” has the meaning set forth in Section 2.06 of this Third Supplemental Indenture

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Guarantor” has the meaning set forth in the preamble of this Third Supplemental Indenture.

“Guarantees” means the full and unconditional guarantees of each series of Notes by the Guarantor.

“Indebtedness” means (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) all reimbursement obligations in respect of letters of credit or bankers acceptances or similar instruments; (iv) all obligations to pay the deferred purchase price of property or services, except trade accounts payable in the ordinary course of business; (v) all obligations as lessee which are capitalized in accordance with generally accepted accounting principles at the time of calculation; and (vi) all obligations of others of the type referred to in clause (i) through (v) above that are guaranteed by the Issuer, the Guarantor or any of their respective Subsidiaries or for which the Issuer, the Guarantor or any of their respective Subsidiaries are otherwise responsible or liable.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB– or better by S&P (or its equivalent under any successor rating category of S&P) and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Issuer under the circumstances permitting the Issuer to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agencies.”

“Issuer” has the meaning set forth in the preamble of this Third Supplemental Indenture.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Net Amount of Rent” as to any lease for any period means the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as payable under such lease subsequent to the first date upon which it may be so terminated.

“Par Call Date” has the meaning set forth in Section 2.02 of this Third Supplemental Indenture.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“Rating Agencies” means Moody’s and S&P; provided that if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, the Issuer may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency with respect to the Notes.

“Revolving Credit Facility” means the Third Amended and Restated Credit Agreement, dated February 6, 2023, by and among the Issuer, the Guarantor, certain of its subsidiaries party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to Property owned on March 3, 2026 or thereafter acquired whereby the Issuer or the Guarantor transfers such Property to a Person and the Issuer or the Guarantor leases it from such Person other than (1) leases for a term, including renewals at the option of the lessee, of not more than three years, (2) leases between the Issuer or the Guarantor and a Subsidiary and (3) leases of a Property executed by the time of, or within one year after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of such Property.

“Stockholders’ Equity” means, as of any date of determination, stockholders’ equity as reflected on the most recent consolidated balance sheet available to the Issuer prepared in accordance with GAAP.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or equivalent interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person; provided, however, that any Person the accounts of which are not consolidated with those of the Guarantor in its consolidated financial statements prepared in accordance with GAAP shall not be deemed to be a “Subsidiary” of the Issuer or the Guarantor.

“Term Loan Facility” means the Term Loan Agreement, dated as of March 27, 2025, among the Issuer, the Guarantor, the lenders party thereto, and Bank of America, N.A., as administrative agent, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on US government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appears or appear, as applicable, after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields–one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life–and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date. If there is no United States Treasury security maturing on such Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from such Par Call Date, one with a maturity date preceding such Par Call Date and one with a maturity date following such Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding such Par Call Date. If there are two or more United States Treasury securities maturing on such Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person or Persons performing similar functions.

SECTION 1.02 Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 1.03 Successors and Assigns.

All covenants and agreements in this Third Supplemental Indenture by each of the Issuer and the Guarantor shall bind such Person’s respective successors and assigns, whether so expressed or not.

SECTION 1.04 Separability.

In case any provision in this Third Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.05 Conflict with Trust Indenture Act.

If and to the extent that any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Third Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

SECTION 1.06 Benefits of Third Supplemental Indenture.

Nothing in this Third Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders of the Notes any benefit or any legal or equitable right, remedy or claim under this Third Supplemental Indenture.

SECTION 1.07 Amendments Applicable Only to Notes.

The amendments contained in this Third Supplemental Indenture shall apply to the Notes only and not to any other series of Debt Securities issued under the Indenture, and any covenants provided herein are expressly being included solely for the benefit of the Notes and not for the benefit of any other series of Debt Securities issued under the Indenture. These amendments shall be effective for so long as there remain any Notes Outstanding.

SECTION 1.08 Governing Law.

THIS THIRD SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND THIS THIRD SUPPLEMENTAL INDENTURE AND EACH SUCH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ARTICLE II.

THE NOTES

SECTION 2.01 Title and Terms.

There is hereby created under the Indenture two series of Debt Securities known and designated as the “4.750% Senior Notes due 2031” and “5.375% Senior Notes due 2036.” The aggregate principal amount of 2031 Notes and 2036 Notes that may be authenticated and delivered under this Third Supplemental Indenture is initially limited to $800,000,000 and $500,000,000, respectively, except for Notes authenticated and delivered upon reregistration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.07, 2.08, 2.09 or 9.04 of the Indenture.

The Guarantor fully and unconditionally guarantees, pursuant to the terms of the Guarantees contained in Article XIII of the Indenture, to each Holder of the Notes the due and punctual payment of the principal of, any premium and interest on, with respect to each series of Notes and the due, when and as the same shall become due and payable, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of each series of Notes, this Third Supplemental Indenture and the Indenture. Following the first day that: (1) the combined outstanding principal amount of the Guarantor’s 5.900% Sustainability-Linked Senior Notes due 2033 and 6.350% Senior Notes due 2028 is equal to or less than $300,000,000 in the aggregate, (2) no event of default shall have occurred and be continuing under the Indenture and no event shall have occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute an event of default under the Indenture and (3) the guarantees of the Guarantor under the Revolving Credit Facility and Term Loan Facility are released or will be concurrently released with the Guarantees, the Guarantees shall be automatically and unconditionally released.

The Issuer may, without notice to or the consent of the Holders of either series of Notes, issue in separate offerings additional notes having the same ranking, interest rate, maturity and other terms (except for the date of issuance and, in some cases, the price to the public and the initial interest payment date) as the applicable series of Notes. Any such additional notes, together with the Notes, will constitute a single series of Debt Securities under the Indenture; provided that such additional notes are fungible with the applicable series of Notes for U.S. federal income tax purposes.

The Stated Maturity for the 2031 Notes shall be March 3, 2031 for payment of principal of the 2031 Notes. The Stated Maturity for the 2036 Notes shall be March 3, 2036 for payment of principal of the 2036 Notes.

The 2031 Notes shall bear interest at the rate of 4.750% per annum from March 3, 2026 or the most recent interest payment date to which interest has been paid or duly provided for, payable semi-annually in arrears on March 3 and September 3 of each year (beginning September 3, 2026), to the Persons in whose names the 2031 Notes are registered at the close of business on February 18 or August 18, as the case may be, next preceding such interest payment date, until principal thereof is paid or made available for payment.

The 2036 Notes shall bear interest at the rate of 5.375% per annum from March 3, 2026 or the most recent interest payment date to which interest has been paid or duly provided for, payable semi-annually in arrears on March 3 and September 3 of each year (beginning September 3, 2026), to the Persons in whose names the 2036 Notes are registered at the close of business on February 18 or August 18, as the case may be, next preceding such interest payment date, until principal thereof is paid or made available for payment.

Interest on the Notes shall be calculated on the basis of a 360-day year comprised of twelve 30-day months. All dollar amounts resulting from this calculation will be rounded to the nearest cent.

If any interest payment date, any redemption date, the maturity date or any other date on which the principal of or premium, if any, or interest on a Note becomes due and payable falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due, and no interest shall accrue on the amount so payable for the period from and after the interest payment date, redemption date, maturity date or other date, as the case may be.

Each series of Notes shall be initially issued in the form of one or more Global Securities and the depositary for the Notes shall be The Depository Trust Company, New York, New York.

Each series of Notes shall not be subject to any sinking fund.

Each series of Notes shall be in registered form without coupons and shall be issuable in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form of each series of Notes is attached hereto as Exhibit A is hereby adopted, pursuant to Section 9.01(i) of the Indenture, as the form of Debt Securities that consist of the Notes.

SECTION 2.02 Optional Redemption.

Prior to (i) with respect to the 2031 Notes, February 3, 2031 and (ii) with respect to the 2036 Notes, December 3, 2035 (each such date, a “Par Call Date”), the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at the applicable redemption prices calculated by the Issuer (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed, assuming that such Notes matured on the applicable Par Call Date, discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus (i) with respect to the 2031 Notes, 20 basis points and (ii) with respect to the 2036 Notes, 25 basis points, less (b) interest accrued to the redemption date, and

•	100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Notes, if any, to, but excluding, the redemption date.

At any time and from time to time on and after the applicable Par Call Date, the Issuer may redeem each series of Notes, at its option, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest on the Notes, if any, to, but excluding, the redemption date.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any such optional redemption shall be mailed or sent at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed. If the Issuer redeems less than all the Notes, the Trustee shall select the Notes to be redeemed, in the case of the Notes in the form of a Global Security, in accordance with the Depositary’s Applicable Procedures, and in the case of any Notes in definitive form, by such method as the Trustee deems fair and appropriate. The Trustee may select for partial redemption Notes and portions of Notes in amounts equal to $2,000 or any integral multiple of $1,000 in excess thereof.

Unless the Issuer defaults in payment of the redemption price for Notes, on and after the applicable redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

SECTION 2.03 Purchase upon a Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event with respect to a series of Notes, unless the Issuer has exercised its right to redeem the Notes of such series in full pursuant to Section 2.02 of this Third Supplemental Indenture by giving irrevocable notice to the Trustee in accordance with this Third Supplemental Indenture and the Indenture, each Holder of the Notes of such series shall have the right to require the Issuer to purchase all or a portion (equal to $2,000 or whole multiples of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of such Notes on the relevant record date to receive interest due on the relevant interest payment date. If the Change of Control Payment Date (as defined below) falls on a day that is not a Business Day, the related payment of the Change of Control Payment shall be made on the next Business Day as if it were made on the date such payment was due, and no interest shall accrue on the amounts so payable for the period from and after such date to the next Business Day.

(b) Within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the Notes of such series or, at the Issuer’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Issuer shall be required to send, by first class mail (or with respect to any Global Security, to the extent permitted or required by the Depositary’s Applicable Procedures, send electronically) a notice to each Holder of such series of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. The notice shall state, among other things, the purchase date, which, other than as may be required by applicable law, must be no earlier than 30 days nor later than 60 days after the date the notice is mailed or sent (or, in the case of a notice mailed or sent prior to the date of consummation of a Change of Control, no earlier than the date of the occurrence of the Change of Control), other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed or sent prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c) On the Change of Control Payment Date, the Issuer shall, to the extent lawful:

(i) accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate or statement signed by an Officer of the Issuer, which need not constitute an Officer’s Certificate, stating the aggregate principal amount of Notes or portions of Notes being purchased.

(d) The Issuer shall not be required to make a Change of Control Offer with respect to the Notes if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all the Notes properly tendered and not withdrawn under the third party’s offer, (ii) a notice of redemption has been given to the Holders of all of the Notes in accordance with the terms of this Third Supplemental Indenture and the Indenture, unless and until there is a default in payment of the redemption price, or (iii) in connection with or in contemplation of any Change of Control, the Issuer has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer.

(e) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, this Third Supplemental Indenture or the Indenture, the Issuer shall comply with those securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.03 by virtue of any such conflict.

SECTION 2.04 Limitation on Liens.

Except as provided below, neither the Issuer nor the Guarantor will create, incur, issue, assume, guarantee or permit to exist any Indebtedness secured by a Lien on any of the Issuer’s or the Guarantor’s Property, whether owned on March 3, 2026 or thereafter acquired, unless the Guarantor or the Issuer, as the case may be, substantially contemporaneously secures the Notes equally and ratably with (or prior to) such Indebtedness until such time as such Indebtedness is no longer secured by a Lien on any such Property, except that the foregoing restrictions shall not apply to Indebtedness secured by:

(1)	Liens on any Property existing at the time of acquisition of such Property by the Issuer or the Guarantor;

(2)

Liens on any Property, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such Property, which obligations are incurred no later than one year after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(3)	Liens securing Indebtedness of the Issuer or the Guarantor owing to the Issuer or the Guarantor;

(4)

Liens on Property of a Person existing at the time such Person is merged into or consolidated with the Issuer or the Guarantor or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Issuer or the Guarantor;

(5)

Liens on Property of the Issuer or the Guarantor in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country or any political subdivision thereof, or any department, agency or instrumentality of such country or political subdivision, to secure partial, progress, advance or other payments or performance pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the Property subject to such Liens;

(6)

Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, forward contracts, options, futures contracts, futures options, equity hedges or similar agreements or arrangements designed to protect from fluctuations in interest rates, currencies, equities or the price of commodities;

(7)	Liens existing as of, or provided for under the terms of agreements existing as of, the date of this Third Supplemental Indenture;

(8)	Liens granted after the date of this Third Supplemental Indenture created in favor of the Holders of the Notes;

(9)

Liens securing the Guarantor’s or the Issuer’s Indebtedness which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under this Third Supplemental Indenture and the Indenture so long as such Liens are limited to all or part of substantially the same Property which secured the Liens extended, renewed or replaced and the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal or refinancing;

(10)

Liens securing the payment of taxes, special assessments, governmental charges or claims which are not overdue for a period of more than sixty days or the validity of which is being contested by the Person being charged in good faith by appropriate proceedings, and as to which it has set aside on its books adequate reserves to the extent required by GAAP;

(11)

deposits, pledges or Liens on or securing Property or shares of stock under workers’ compensation, unemployment insurance and social security laws or similar obligations, or to secure the performance of bids, trade contracts, tenders, contracts (other than for the repayment of borrowed money), leases, bankers’ acceptances or completion guarantees, to secure statutory or regulatory obligations, government contracts, performance and return-of-money bonds and other obligations of a similar nature, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(12)	Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(13)

Liens to secure judgments for the payment of money or surety or appeal bonds and related indemnification obligations that do not have an amount at any time outstanding exceeding the greater of (a) $200,000,000 and (b) 3% of the Consolidated Net Worth of the Issuer, determined as of the end of the then immediately preceding fiscal year;

(14)

Liens on (i) any cash earnest money deposits made by the Guarantor or the Issuer in connection with any proposed acquisition, letter of intent or purchase agreement permitted hereunder and (ii) cash relating to escrows established for an adjustment in purchase price or liabilities or indemnities for the sale, lease or other disposition of Property;

(15)

Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which the Guarantor or the Issuer is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16 2/3% of the annual fixed rentals payable under such lease;

(16)

Liens associated with a sale or discount of accounts receivable that do not involve in the aggregate the sale or discount of accounts receivable having a book value exceeding the greater of (i) $400,000,000 and (ii) 10% of the Issuer’s Consolidated Net Worth;

(17)	Liens arising in connection with synthetic capital leases which do not exceed $250,000,000 in the aggregate at any one time;

(18)

any statutory or governmental Lien or a Lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, supplier’s, carrier’s, landlord’s, warehousemen’s, construction contractor’s or similar Lien or pursuant to customary reservations or retentions of title in each case for sums not yet overdue for a period of more than sixty days or that are bonded or being contested in good faith by appropriate proceedings and any undetermined Lien that is incidental to construction, development, improvement or repair;

(19)

Liens required by any contract or statute in order to permit the Issuer or the Guarantor to perform any contract or subcontract made by it with or at the request of the United States or any state, or any department, agency, instrumentality or political subdivision of any of the foregoing or the District of Columbia;

(20)

any Lien securing Indebtedness of a Person which is a surviving, resulting or transferee Person to the Issuer or the Guarantor in any consolidation, merger, amalgamation, winding-up or conveyance, transfer, lease or other disposition of all or substantially all of the Issuer or the Guarantor’s properties and assets, as applicable, (in one transaction or a series of related transactions) to the extent permitted by Section 10.01 of the Indenture;

(21)

easements, rights-of-way, zoning restrictions, servitudes, encroachments, title defects or other irregularities, and servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements, and other restrictions, charges or encumbrances not materially interfering with the ordinary conduct of the business; and

(22)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof.

Notwithstanding the foregoing, the Issuer and the Guarantor may, without securing the Notes, create, incur, issue, assume, guarantee or permit to exist any Indebtedness secured by a Lien, other than those permitted pursuant to clauses (1) through (22) above, if, immediately after giving pro forma effect to the incurrence of such Indebtedness (and the receipt and application of the proceeds thereof) or the securing of outstanding Indebtedness, the sum of (without duplication) (i) all Indebtedness of the Issuer and the Guarantor secured by Liens (other than those Liens permitted pursuant to clauses (1) through (22) above) and (ii) all Attributable Indebtedness in respect of Sale/Leaseback Transactions with respect to any Property, at the time of determination, does not exceed 15% of the Issuer’s Consolidated Net Worth.

SECTION 2.05 Limitation on Sale/Leaseback Transactions.

Neither the Issuer nor the Guarantor shall enter into any Sale/Leaseback Transaction with respect to any Property, unless (i) the Issuer or the Guarantor would be entitled to create a Lien on such Property securing Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction without securing the Notes pursuant to Section 2.04 hereof or (ii) the Issuer or the Guarantor, within one year from the effective date of such Sale/Leaseback Transaction, apply to (x) the voluntary defeasance or retirement (excluding retirements of Notes and other Indebtedness ranking pari passu with the Notes as a result of conversions, pursuant to mandatory sinking funds or mandatory prepayment provisions or by payment at maturity) of Notes or other Indebtedness ranking pari passu with the Notes, (y) the acquisition, construction, development or improvement of any real property, plant and equipment used or useful in the businesses of the Issuer or its Subsidiaries or (z) any combination of the foregoing, an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction.

SECTION 2.06 Events of Default.

The first paragraph of Section 6.01 of the Indenture, other than Section 6.01(i), is amended and restated with respect to each series of Notes issued pursuant to this Third Supplemental Indenture, to read as follows:

“If any one or more of the following shall have occurred and be continuing with respect to the Notes of either series (each of the following, an “Event of Default”):

a)	default in the payment of any installment of interest on such series of Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or

b)

default in the payment of the principal of or premium, if any, with respect to such series of Notes as and when the same shall become due and payable, whether at maturity, upon redemption, by declaration, upon required purchase or otherwise; or

c)	[Reserved]

d)

failure on the part of the Issuer or any Guarantor to comply with any of the covenants or agreements on the part of the Issuer or any Guarantor in such series of Notes, in any resolution of the Board of Directors or authorized committee authorizing the issuance of such series of Notes, in the Indenture or this Third Supplemental Indenture with respect to such series of Notes (other than a covenant a default in the performance of which is elsewhere in this Section specifically addressed), continuing for a period of 90 days after the date on which written notice specifying such failure and requiring the Issuer or the Guarantor to remedy the same shall have been given to the Issuer and the Guarantor by the Trustee or to the Issuer and each Guarantor and the Trustee by the Holders of at least 25% in aggregate principal amount of such series of Notes at the time Outstanding; or

e)

Indebtedness of the Issuer or the Guarantor, or any Subsidiary of the Guarantor (including a default with respect to Debt Securities of any series other than such series of Notes) is not paid within any applicable grace period after final maturity or is accelerated prior to its stated final maturity by the holders thereof because of a default, and the total principal amount of such Indebtedness unpaid or accelerated exceeds $200.0 million or the United States dollar equivalent thereof at the time and such default remains uncured or such acceleration is not rescinded or annulled for 30 days after the date on which written notice specifying such failure and requiring the Issuer and the Guarantor to remedy the same has been given to the Issuer and the Guarantor by the Trustee or to the Issuer and the Guarantor and the Trustee by the Holders of at least 25% in aggregate principal amount of such series of Notes at the time Outstanding; or

f)

the Issuer, the Guarantor or any of the Issuer’s or the Guarantor’s Significant Subsidiaries, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, (i) voluntarily commences any proceeding or files any petition seeking relief under the United States Bankruptcy Code or other federal or state bankruptcy, insolvency or similar law, (ii) consents to the institution of, or fails to controvert within the time and in the manner prescribed by law, any such proceeding or the filing of any such petition, (iii) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Issuer or the Guarantor or any Significant Subsidiary, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, of the Issuer or for a substantial part of its property, (iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) makes a general assignment for the benefit of creditors, (vi) admits in writing its inability to pay, or fails generally to pay, its debts as they become due or (vii) takes any comparable action under any foreign laws relating to insolvency; or

g)

the entry of an order or decree by a court having competent jurisdiction for (i) relief in respect of the Issuer, the Guarantor, or any Significant Subsidiary of the Issuer, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Issuer or a substantial part of any of the Issuer’s, the Guarantor’s, or any such Significant Subsidiary’s or such group’s property under Title 11 of the United States Code or any other Federal or State bankruptcy, insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Issuer, the Guarantor, or any Significant Subsidiary of the Issuer, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Issuer or for a substantial part of any of the Issuer’s, the Guarantor’s, or any such Subsidiary’s or such group’s property (except any decree or order appointing such official of a Significant Subsidiary of the Issuer, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Issuer, pursuant to a plan under which the assets and operations of such Significant Subsidiary of the Issuer, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Issuer are transferred to or combined with another one or more other Significant Subsidiaries of the Issuer, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Issuer or to or with the Issuer) or

(iii) the winding-up or liquidation of the Issuer, the Guarantor, or any Significant Subsidiaries of the Issuer, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Issuer (except any decree or order approving or ordering the winding-up or liquidation of the affairs of a Significant Subsidiary of the Issuer, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Issuer, pursuant to a plan under which the assets and operations of such Significant Subsidiary, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Issuer are transferred to or combined with one or more other Significant Subsidiaries of the Issuer, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Issuer, or to or with the Issuer); and such order or decree shall continue unstayed and in effect for 90 consecutive days; or any similar relief is granted under any foreign laws and the order or decree stays in effect for 90 consecutive days; or

h)

the Guarantees provided by the Guarantor cease to be in full force and effect with respect to such series of Notes (except as provided by the Indenture or this Third Supplemental Indenture) or is declared null and void in a judicial proceeding, or the Guarantor denies or disaffirms its obligations under the Indenture or such Guarantees.”

ARTICLE III.

MISCELLANEOUS

SECTION 3.01 Discharge.

[Reserved]

SECTION 3.02 Article XI of the Indenture shall be applicable to the Notes.

If the Issuer or the Guarantor shall effect a “covenant defeasance” of a series of Notes pursuant to and as defined in Article XI of the Indenture, each of the Issuer and the Guarantor shall cease to have any obligation to comply with the covenants set forth in Sections 2.04 and 2.05 of this Third Supplemental Indenture.

SECTION 3.03 Confirmation of Indenture.

The Indenture, as supplemented and amended by this Third Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument.

SECTION 3.04 Concerning the Trustee.

The Trustee assumes no duties, responsibilities or liabilities by reason of this Third Supplemental Indenture other than as set forth in the Indenture. The Trustee makes no representations and shall not be responsible for the validity or sufficiency of this Third Supplemental Indenture, the Notes or for or in respect of the recitals contained herein. All of the provisions contained in the Indenture in respect of the rights, powers, privileges, and immunities of the Trustee shall be applicable in respect of this Third Supplemental Indenture as fully and with like force and effect as though set forth in full herein. The Trustee shall not be accountable for the use or application by the Issuer of the Notes or the proceeds thereof.

SECTION 3.05 Counterparts.

This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission (including any electronic signature covered by the ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or electronic signature shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly signed as of the date first written.

JACOBS SOLUTIONS INC.

By:	/s/ Robert V. Pragada
Name:	Robert V. Pragada
Title:	Chief Executive Officer

JACOBS ENGINEERING GROUP INC.

By:	/s/ Robert V. Pragada
Name:	Robert V. Pragada
Title:	Chief Executive Officer

U.S. BANK TRUST COMPANY, NATIONAL
ASSOCIATION, as Trustee

By:	/s/ Michael K. Herberger
Name:	Michael K. Herberger
Title:	Vice President

:

[Signature Page to Third Supplemental Indenture]

EXHIBIT A

[Form of Face of Global Note]

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL DEBT SECURITIES REPRESENTED HEREBY, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

[2031 Notes: 4.750% Senior Note due 2031]

[2036 Notes: 5.375% Senior Note due 2036]

CUSIP No. [2031 Notes: 46982L AA6][2036 Notes: 46982L AB4] $	[•]

ISIN No. [2031 Notes: US46982LAA61][2036 Notes: US46982LAB45]

No. 0000 (Specimen)

JACOBS SOLUTIONS INC.

Jacobs Solutions Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Issuer,” which term includes any successor Person under the Indenture hereinafter referred to) as obligor, for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of [•] DOLLARS ($[•]) on March 3, [2031 Notes: 2031][2036 Notes: 2036], and to pay interest thereon from March 3, 2026, or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually on March 3 and September 3 in each year, commencing September 3, 2026, at the rate of [2031 Notes: 4.750][2036 Notes: 5.375]% per annum until the principal hereof is paid or made available for payment. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall also pay interest on overdue principal or installments of interest at such rate.

A-1

The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture, be paid to the Person in whose name this Debt Security is registered at the close of business on the record date for such interest, which shall be February 18 or August 18 (whether or not a Business Day), as the case may be, next preceding such interest payment date. Any interest on this Debt Security which is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in this Debt Security and the Indenture shall forthwith cease to be payable to the Registered Holder hereof on the relevant record date, and such Defaulted Interest may be paid by the Issuer or the Guarantor to the Person in whose name this Debt Security is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Debt Security not less than 10 days prior to such special record date, or may be paid by the Issuer or the Guarantor on this Debt Security in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Debt Security may be listed, and upon such notice as may be required by such securities exchange, all as more fully provided in the Indenture.

As provided in the Indenture and subject to certain limitations therein set forth, payment of interest on this Debt Security shall be made at the Corporate Trust Office of the Trustee or, at the option of the Issuer or the Guarantor, by check mailed to the address of the Person entitled thereto as such address shall appear in the Debt Security Register or, at the option of the Registered Holder, by wire transfer to an account designated by the Registered Holder, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Debt Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to herein by manual or facsimile signature, this Debt Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Page Follows]

A-2

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

JACOBS SOLUTIONS INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[REVERSE OF GLOBAL NOTE]

This Debt Security is one of a duly authorized issue of securities of the Issuer (herein called the “Debt Securities”), fully and unconditionally guaranteed (the “Guarantee”) as to payment of principal, premium, if any, and interest by Jacobs Engineering Group Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Guarantor,” which term includes any successor Person under the Indenture hereinafter referred to), issued and to be issued in one or more series under an Indenture, dated as of February 16, 2023 (the “Base Indenture”) as supplemented by the Third Supplemental Indenture, dated as of March 3, 2026 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuer, the Guarantor and U.S. Bank Trust Company, National Association, as trustee (herein called the “Trustee”), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantor, the Trustee and the Registered Holders of the Debt Securities and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered. The Guarantor will be deemed released from all of its obligations under the Indenture and the Guarantee, and the Guarantee will terminate, without any action required on the part of the Trustee or any Holder of the Securities, upon the terms and conditions as provided in Section 2.01 of the Third Supplemental Indenture. This Debt Security is one of the series designated on the face hereof.

This Debt Security is subject to redemption upon notice mailed or sent at least 10 days but not more than 60 days prior to the redemption date to each Registered Holder. Prior to [2031 Notes: February 3, 2031][2036 Notes: December 3, 2035] (the “Par Call Date”), the Issuer may redeem this Debt Security at the Issuer’s option, in whole or in part, at any time and from time to time, at the redemption price calculated by the Issuer (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on this Debt Security, assuming this Debt Security matured on the Par Call Date, discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus [2031 Notes: 20][2036 Notes: 25] basis points, less (b) interest accrued on this Debt Security to the redemption date, and

•	100% of the principal amount of this Debt Security to be redeemed,

plus, in either case, accrued and unpaid interest on this Debt Security, if any, to, but excluding, the redemption date.

At any time, and from time to time on and after the Par Call Date, the Issuer may redeem this Debt Security, at its option, in whole or in part, at a redemption price equal to 100% of the principal amount of this Debt Security to be redeemed plus accrued and unpaid interest on this Debt Security, if any, to, but excluding, the redemption date.

Upon the occurrence of a Change of Control Triggering Event with respect to this Debt Security, unless the Issuer has exercised its right to redeem this Debt Security in full as set forth in Section 2.02 of the Third Supplemental Indenture, by giving irrevocable notice to the Trustee in accordance with the Indenture, each Holder of this Debt Security shall have the right to require the Issuer to purchase all or a portion (equal to $2,000 or whole multiples of $1,000 in excess thereof) of such Holder’s Debt Security pursuant to a Change of Control Offer, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of this Debt Security on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to this Debt Security or, at the Issuer’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Issuer will be required to send by first class mail (or, to the extent permitted or required by the Depositary’s Applicable Procedures, send electronically) a notice to each Holder of this Debt Security, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. The notice shall state, among other things, the purchase date, which, other than as may be required by applicable law, must be no earlier than 30 days nor later than 60 days after the date the notice is mailed or sent (or, in the case of a notice mailed or sent prior to the date of consummation of a Change of Control, no earlier than the date of the occurrence of the Change of Control), other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed or sent prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(i) accept or cause a third party to accept for payment all Debt Securities of this series or portions of Debt Securities of this series properly tendered pursuant to the Change of Control Offer;

(ii) deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Debt Securities of this series or portions of Debt Securities of this series properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Debt Securities of this series properly accepted together with an Officer’s Certificate or statement signed by an Officer of the Issuer, which need not constitute an Officer’s Certificate, stating the aggregate principal amount of Debt Securities of this series or portions of Debt Securities of this series being purchased.

The Issuer shall not be required to make a Change of Control Offer with respect to this Debt Security if (x) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all the Debt Securities of this series properly tendered and not withdrawn under the third party’s offer, (y) a notice of redemption has been given to the Holders of all of the Debt Securities of this series in accordance with the terms of the Indenture, unless and until there is a default in payment of the redemption price, or (z) in connection with or in contemplation of any Change of Control, the Issuer has made an offer to purchase (an “Alternate Offer”) any and all Debt Securities of this series validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Debt Securities of this series properly tendered in accordance with the terms of such Alternate Offer.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of this Debt Security as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of this Debt Security or the Indenture, the Issuer shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under Section 2.03 of the Third Supplemental Indenture by virtue of any such conflict.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Debt Security or certain restrictive covenants and Events of Default with respect to this Debt Security, in each case upon compliance with certain conditions set forth in the Indenture. Such provisions shall be applicable to this Debt Security.

If an Event of Default with respect to this Debt Security shall occur and be continuing, the principal of and interest on this Debt Security may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, without notice to any Holder but with the consent of Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such supplemental indenture, the Issuer, the Guarantor and the Trustee at any time to enter into an indenture or supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Debt Securities of such series. The Indenture also permits, with certain exceptions as therein provided, prior to the acceleration of the maturity of the Debt Securities of any series, the Holders of specified percentages in aggregate principal amount of the Debt Securities of that series at the time Outstanding may on behalf of the Holders of all the Debt Securities of that series waive any past Default or Event of Default and its consequences for that series specified in the terms thereof. Any such consent or waiver by the Holder of this Debt Security shall be conclusive and binding upon such Holder and upon all future Holders of this Debt Security and of any Debt Security issued upon the registration of transfer hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debt Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Debt Security shall not have the right to institute any action or proceeding at law or in equity or in bankruptcy or otherwise, upon or under or with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder previously shall have given to the Trustee written notice of an Event of Default with respect to the Debt Securities of this series and of the continuance thereof and unless the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of this series shall have made written request to the Trustee to institute such action or proceeding with respect to such Event of Default in its own name as Trustee thereunder and shall have offered to the Trustee such security or indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity shall have failed to institute such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee by the Holders of a majority in aggregate principal amount of the Debt Securities of this series at the time Outstanding. The foregoing shall not apply to any suit instituted by the Holder of this Debt Security for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Debt Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Debt Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Debt Security is registrable in the Debt Security Register, upon surrender of this Debt Security for registration of transfer at the office or agency of the Issuer in any Place of Payment, duly endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Issuer, the Trustee and the Registrar duly executed by the Registered Holder or the Registered Holder’s attorney duly authorized in writing, and thereupon the Issuer shall execute and the Trustee shall authenticate and deliver in the name of the transferee or transferees a new Debt Security or Debt Securities of authorized denominations for a like aggregate principal amount.

The Debt Securities of this series are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Debt Securities of this series are exchangeable in whole or in part for a like aggregate principal amount of Debt Securities of this series and of like tenor and terms of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, no service charge shall be made for any such registration of transfer of Debt Securities, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

Prior to due presentation for registration of transfer of this Debt Security, the Issuer, the Guarantor, the Trustee, any paying agent or any Registrar may deem and treat the Person in whose name this Debt Security is registered as the absolute owner hereof for all purposes, whether or not this Debt Security shall be overdue, and none of the Issuer, the Trustee, any paying agent or any Registrar shall be affected by notice to the contrary.

An incorporator or any past, present or future director, officer, employee, controlling Person or stockholder, as such, of the Issuer or any successor shall not have any liability for any obligations of the Issuer under this Debt Security or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting this Debt Security, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Debt Security.

In the case of any conflict between the provisions of this Debt Security and the Indenture, the provisions of the Indenture shall control.

All terms used in this Debt Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.